Exhibit 99.1

Kayne Anderson Energy Development Company Declares Distribution of $0.30 per Share for Q2 2009 and Updates Distribution Guidance for Fiscal 2009

HOUSTON--(BUSINESS WIRE)--July 1, 2009--(NYSE:KED) Kayne Anderson Energy Development Company (the “Company”) today declared its quarterly distribution of $0.30 per share for the quarter ended May 31, 2009 and stated that it expects its portfolio investments to generate sufficient distributable cash flow to sustain distributions of $0.30 per share during the remainder of fiscal year 2009.

The distribution will be payable on July 30, 2009 to common stockholders of record on July 17, 2009, with an ex-dividend date of July 15, 2009. It is anticipated that substantially all of this distribution will be treated as a return of capital for tax purposes. The final determination of such amount will be made in early 2010 when the Company can determine its earnings and profits. The final tax status of the distribution may differ substantially from this preliminary information.

The amount of this distribution is consistent with the revised guidance the Company issued on May 1, 2009 in connection with the announcement by Eagle Rock Energy Partners, L.P. (“Eagle Rock”) that Eagle Rock had temporarily reduced its distribution. As stated at that time, Eagle Rock’s distribution cut had the effect of reducing KED’s distributable cash flow by $0.05 per share on a quarterly basis.

Based on the Company’s portfolio of investments and average yields on those investments as of May 31, 2009, we estimate dividends, distributions, and interest income will be approximately $4.7 million per quarter. Such estimate does not reflect any changes in cash distributions made by MLPs or changes in interest rates based on the movement in LIBOR rates since May 31, 2009.

Portfolio Category	Amount Invested ($ in millions)	Average Annual Yield(1)(2)
Private MLPs	$92.0	11.0%
Public MLPs and MLP Affiliates	$52.4	10.3%
Fixed Income(3)	$25.6	12.7%
Repurchase Agreements(4)	$6.5	0.1%

(1) Average yields include return of capital distributions. Return of capital distributions are reported as a reduction to gross dividends and distributions to arrive at net investment income reported under generally accepted accounting principles.

(2) Average yields for Public MLPs and MLP Affiliates are based on the most recently declared distributions as of May 31, 2009. Amount invested and average yields for Private MLPs are based on May 31, 2009 valuations and distribution rates.

(3) The amount invested and average yield excludes the Company’s ProPetro investment (the Company does not anticipate receiving cash interest payments during fiscal 2009 on this investment). The average yield includes amortization of the purchase price discount or premium.

(4) Includes repurchase agreements at May 31, 2009 less the Q2 2009 dividend of $3.0 million.

Base Management Fees and Other Operating Expenses - Base management fees are estimated to be approximately $0.8 million per quarter. Other operating expenses are estimated to be approximately $0.55 million per quarter.

Interest Expense - Based on $52.0 million borrowed under the Company’s senior secured credit facility as of May 31, 2009, interest expense is estimated to be approximately $0.35 million per quarter assuming a LIBOR rate of 0.32%.

Payment of future distributions is subject to approval by the Company’s Board of Directors, as well as meeting the covenants of the Company’s senior secured credit facility. Should distributions and interest income from the Company’s portfolio investments be less than expectations, the Company will determine the appropriate distribution rate at that time.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/